Exhibit 3.1

CERTIFICATE OF DETERMINATION OF

GEOPETRO RESOURCES COMPANY

Stuart J. Doshi and Virginia Sy certify that:

A.                                   They are the President and Assistant Secretary of GeoPetro Resources Company (the “Corporation”).

B.                                     The Corporation is authorized to issue 50,000,000 shares of Convertible Preferred Stock, none of which are currently outstanding.

C.                                     The authorized number of shares of Series B Convertible Preferred Stock is 6,800,000, none of which have been issued and none of which are outstanding.

D.                                    The following resolution was duly adopted by the Board of Directors of the Corporation:

WHEREAS, the Board of Directors is authorized by the Articles of Incorporation to divide the Convertible Preferred Stock into one or more series, and to fix the designation and number of shares of such series, and to determine the rights, preferences, privileges and restrictions of any wholly unissued series of Convertible Preferred Stock.

NOW, THEREFORE, be it resolved, that the Board of Directors hereby does provide for the issue of a series of Convertible Preferred Stock consisting of 6,800,000 shares designated as “Series B Convertible Preferred Stock,” and does hereby fix the rights, privileges, preferences, and restrictions and other matters relating to the Series B Convertible Stock as follows:

A.                                   Dividends.  The holders of Series B Convertible Preferred Stock shall be entitled to receive cumulative dividends at the rate of $0.06 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, payable out of funds legally available therefor.  Such dividends shall be payable not later than forty-five (45) days after the end of each calendar quarter, with respect to each quarter during which any shares of Series B Convertible Preferred Stock are outstanding on the last day thereof.  Any such dividends not paid when due shall be accrued and shall accumulate until paid.

B.                                     Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series B Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Series A Convertible Preferred Stock, Series AA 8% Convertible Preferred Stock, or Common Stock, the amount of Seventy-Five Cents ($0.75) per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all accrued or declared but unpaid dividends on such shares, but no more.  If the assets and funds available for distribution to the holders of the Series B Convertible Preferred Stock shall be insufficient to pay the stated preferential amounts in full, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably to the holders of the Series B Convertible Preferred Stock.

C.                                     Voting Rights.  Each holder of shares of Series B Convertible Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series B Convertible Preferred Stock could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no record date is established, at the date such vote is taken or any written consent is solicited, and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as required by law) voting together with any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series B Convertible Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

D.                                    Conversion.  The holders of the Series B Convertible Preferred Stock shall have conversion rights as follows:

(1)                                  Automatic Conversion. Each share of Series B Convertible Preferred Stock shall automatically be converted into shares of Common Stock at the B Conversion Ratio, as defined in Paragraph E, upon the first trading day after the reported high selling price for the Common Stock, on any international, national or regional securities exchange or inter-dealer quotation system including, but not limited to, NASDAQ, the Pink Sheets or the Over-the-Counter Bulletin Board, is at least One and 50/100 Dollars ($1.50) per share for any ten (10) consecutive trading days.  On the effective date of the conversion pursuant to this subsection (1), the Series B Convertible Preferred Stock shall automatically be converted into shares of Common Stock, and the rights of any holder of such Series B Convertible Preferred Stock shall terminate with respect thereto, except such holder shall have the right to cash payable for: (i) any fractional share of Common Stock, pursuant to subsection (3); and (ii) if such conversion occurs not later than one year after the date the holder was issued shares of Series B Convertible Preferred Stock (the “Anniversary Date”), any dividends on the holder’s share of Series B Convertible Preferred Stock declared and accrued but unpaid prior to said conversion, plus such additional dividends as would have been required to be declared pursuant to Paragraph A through the holder’s Anniversary Date had such conversion not occurred, which shall be paid on the Anniversary Date.

(2)                                  Conversion at the Option of the Holder. Shares of Series B Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such shares, at the office of the Corporation or any transfer agent for such shares, into shares of fully paid and nonassessable Common Stock of the Corporation, at the B Conversion Ratio.

(3)                                  Cash Payment. No fractional shares of Common Stock shall be issued upon the conversion of Series B Convertible Preferred Stock. If any fractional interest in a share of Common Stock would be deliverable upon the conversion of any Series B Convertible Preferred Stock, the Corporation shall, in lieu of delivering the fractional share thereof, adjust such fractional interest by payment to the holder of such converted Series B Convertible Preferred Stock of an amount in cash (computed to the nearest cent) equal to the current fair value of such fractional interest.

(4)                                  Mechanics of Conversion. Any holder of Series B Convertible Preferred Stock who wishes to convert all or part of such shares into Common Stock shall surrender the certificates evidencing the shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer, at the office of the Corporation or of any transfer agent for the Series B Convertible Preferred Stock, and shall give written notice to the Corporation at such office stating that such holder elects to convert the same and the name or names in which the holder wishes the certificate or certificates for Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Convertible Preferred Stock, or to such holder’s nominee or nominees, certificates for the number of full Common shares to which such holder shall be entitled, together with cash in lieu of any fraction of a share as herein provided. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificates representing the Series B Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of said date.

E.                                      Adjustments to Conversion Prices for Stock Dividends and for Combinations or Subdivisions of Common Stock. The conversion ratio for the conversion of each share of Series B Convertible Preferred Stock into Common Stock (the “B Conversion Ratio”) initially shall be one-to-one (1:1). In the event that the Corporation at any time or from time to time shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise into a lesser number of shares of Common Stock, then the B Conversion Ratio for the Series B Convertible Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock. If the Corporation shall issue additional shares of Common Stock as a dividend, such additional shares shall be deemed to have been issued on the day next succeeding the record date for the determination of stockholders entitled to such dividend and shall be deemed to have been issued without consideration.

F.                                      Redemption.

(1)                                  Commencing two years after the issuance of shares of Series B Convertible Preferred Stock, the Corporation may, at any time thereafter, redeem in cash, from any funds legally available for such purpose, any or all outstanding shares of Series B Convertible Preferred Stock.  If less than all of the Series B Convertible Preferred Stock are to be redeemed, the redemption shall be on a pro rata basis.  The Corporation shall effect redemption by paying cash in an amount equal to $0.75 per share of Series B Convertible Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all accrued or declared but unpaid dividends on such shares (the “Redemption Price”).

(2)                                  At least thirty (30) days prior to any redemption date, the Corporation shall mail a notice, first class postage prepaid, to each holder of record of Series B Convertible Preferred Stock as of the close of business two (2) business days preceding the mailing date, at the address last shown on the records of the Corporation for such holder (the “Redemption Notice”).  The Redemption Notice shall specify the number of shares to be redeemed from such holder, the redemption date, the Redemption Price and the place at which payment may be obtained, and shall call upon such holder to surrender to the Corporation, in the manner and at the place designated, the certificate or certificates representing such shares to be redeemed.  On or after a redemption date, each holder of Series B Convertible Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice.  Each surrendered certificate shall be cancelled, and the Redemption Price for such shares shall then be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.  If less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.  Nothing herein shall be deemed to prevent a holder of Series B Convertible Preferred Stock from converting all or part of such holder’s shares into Common Stock in accordance with the terms of Paragraph D(1) hereof at any time prior to a redemption date covering such shares, and the provisions of this Paragraph F shall not apply to any shares so converted.

(3)                                  From and after the redemption date, unless there has been a default in payment of the Redemption Price, the shares of Series B Convertible Preferred Stock designated for redemption in the Redemption Notice shall cease to be outstanding and shall no longer be transferred on the books of the Corporation, and all rights of the holders with respect to such shares shall cease, except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates.

G.                                     Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series B Convertible Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Series B Convertible Preferred Stock from time to time outstanding.

H.                                    Record Date.  If: (i) the Corporation shall set a record date for the purpose of entitling the holders of its shares of Common Stock to receive a dividend, or any other distribution, payable otherwise than in cash; (ii) the Corporation shall set a record date for the purpose of entitling the holders of Common Stock to subscribe for or purchase any shares of any class or to receive any other rights; (iii) there shall occur any capital reorganization of the Corporation, reclassification of the shares of the Corporation (other than a subdivision or combination of its outstanding Common Stock), consolidation or merger of the Corporation with or into another entity, or conveyance of all or substantially all of the assets of the Corporation to another person; (iv) there shall occur a voluntary or involuntary dissolution, liquidation, or winding up of the Corporation; then, and in any such case, the Corporation shall cause to be mailed to the holders of record of the outstanding Series B Convertible Preferred Stock, at least 10 days prior to the date hereinafter specified, a notice stating (i) the record date for the purpose of such dividend, distribution, or rights, or (ii) the date on which such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation, or winding up is to take place and the record date as of which holders of record of Common Stock shall be entitled to exchange their shares for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation, or winding up.

We declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct and of our own knowledge.

Dated:  April 29, 2009

/s/ Stuart J. Doshi

Stuart J. Doshi, President

/s/ Virginia Sy

Virginia Sy, Assistant Secretary